Exhibit 10.2
NOTE: THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR AN ACCEPTANCE OF AN OFFER TO PURCHASE OR SELL. THIS DOCUMENT SHALL NOT BE BINDING ON ANY PERSON OR ENTITY UNTIL IT IS DULY EXECUTED BY, DELIVERED TO AND ACCEPTED BY EACH PARTY TO THIS DOCUMENT.
PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of the 1st day of March, 2006 (“Effective Date”), between HANOVER LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company (“Hanover”) and VERDUGO LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company (“Verdugo”) (Hanover and Verdugo, individually or collectively, as the context may require, the “Seller”), and COGDELL SPENCER LP, a Delaware limited partnership (the “Purchaser”), provides:
THAT for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:
     1. Purchase and Sale. The Seller agrees to sell, assign, transfer and convey to Purchaser and the Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following described property on all of the terms and conditions set forth herein (collectively the “Property”, and the Richmond Property and the Verdugo Property shall be referred to herein individually as an “Individual Property”).
          1.1. Land.
               1.1.1 A certain condominium unit described as Phase I, Unit No. 1 in Hanover Medical Park, situated on that certain tract of land situated in Mechanicsville, Virginia commonly known as Richmond Memorial Medical Office Building I, 8220 Mechanicsville Road, and described more particularly in Exhibit A-1 attached hereto and incorporated herein by reference (the “Richmond Property”) together with all rights and appurtenances granted to the condominium unit owner under the Declaration (as defined in Section 5.7).
               1.1.2 Fee simple title in and to all of that certain tract of land situated in Glendale, California commonly known as the Verdugo Hills Professional Buildings, 1808 and 1818 Verdugo Boulevard, and described more particularly in Exhibit A-2 attached hereto and incorporated herein by reference (the “Verdugo Property”), together with all rights and appurtenances pertaining to such land, including without limitation, all of Seller’s right, title and interest in and to (i) all minerals, oil, gas and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility and solar rights (the items described in Sections 1.1.1 and 1.1.2 above are collectively referred to herein as the “Real Estate”).

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          1.2. Improvements. The medical office building and all other structures and improvements constructed on the (a) Richmond Property; and (b) Verdugo Property (collectively, the “Improvements”).
          1.3. Personal Property. All of Seller’s right, title and interest, in and to the following:
               1.3.1 mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements;
               1.3.2 site plans, surveys, plans and specifications, warranties, books, records and floor plans in Seller’s possession which relate to the Real Estate or Improvements (collectively, the “Personal Property”).
          1.4. Leases. All of Seller’s right, title and interest in and to leases, licenses, rental agreements and other occupancy agreements with tenants occupying all or any portion of the Improvements (collectively, the “Leases”), and all security deposits, if any, held by Seller in connection with the Leases.
          1.5. Contracts. Seller’s interest in all contract rights related to the Real Estate, Improvements, Personal Property or Leases to the extent assignable including, without limitation, Seller’s interest in all of the maintenance, equipment, service, supply, construction, commission, parking, management and other contracts and all warranties, guarantees and bonds and other agreements relating to the Improvements, Personal Property or Leases (hereinafter defined collectively, the “Service Contracts”).
          1.6. Permits. Seller’s interest in and to all permits, licenses, certificate of occupancy, and governmental approvals which relate to the Real Estate, Improvements, Personal Property, Leases, or Service Contracts to the extent assignable (collectively, the “Permits”).
     2. Payment of Purchase Price. The purchase price is Thirty-Six Million Five Hundred Thousand and No/100 Dollars ($36,500,000.00) (“Purchase Price”). The parties hereto acknowledge and agree that the Property is being purchased in gross and not by the acre. The Purchase Price shall be paid to the Seller in the following manner:
          2.1. Deposits. The Purchaser shall, within one (1) business day following the full execution of this Agreement, deposit with Chicago Title Insurance Company, 19 East Fayette Street, Baltimore, MD 21202, Attention: Debra Lee (the “Escrow Agent”) an earnest money deposit of Five Hundred Thousand and No/100 Dollars ($500,000.00), (the “Deposit”), which Deposit shall be held in an interest-bearing escrow account with interest to accrue for the benefit of the party entitled to the Deposit hereunder. The Deposit shall be (i) applied toward the Purchase Price in the event Closing (as hereinafter defined) occurs hereunder, or (ii) returned to the Purchaser in the event the Purchaser exercises the Purchaser’s expressed right hereunder to terminate this Agreement and receive a refund of the Deposit, or (iii) delivered to and retained by the Seller pursuant to the terms and provisions hereof in the event the Purchaser defaults hereunder, or in the event the Seller is otherwise entitled to retain the Deposit hereunder.
          2.2. Balance of Purchase Price. The Purchaser shall pay the balance of the Purchase Price, as adjusted pursuant to Section 5.9 and Article 8 hereof, to the Seller at Closing

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in cash by making a wire transfer of immediately available federal funds to an account at a financial institution designated in writing by the Seller.
          2.3. Sale of Entire Property Only. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms of this Agreement.
          2.4 Deferred Maintenance Credit. At Closing, Purchaser shall receive a credit from Seller against the Purchase Price in the amount of Five Hundred Twenty-One Thousand Dollars ($521,000), of which $461,000 is allocated to the Verdugo Property as consideration for certain deferred maintenance relating to the roof replacement, elevator repairs and other miscellaneous improvements, and the remaining $60,000 of which is allocated to the Richmond Property as consideration for certain deferred maintenance relating to the gutters and boiler.
     3. Seller’s Representations, Warranties and Covenants.
          3.1. The Seller hereby makes the following representations as of the date hereof:
               3.1.1 Organization. Seller is duly formed, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to transact business and in good standing in the state in which the Property is situated.
               3.1.2 Authority/Consent. Seller is the owner of the fee simple interest and or condominium interest, as applicable, in the Property and possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
               3.1.3 Litigation. To Seller’s knowledge, no material action, suit or other proceeding (including, but not limited to, any condemnation action) is pending or threatened that concerns or involves the Property or Seller’s interest in the Property.
               3.1.4 Leases. Attached as Exhibit B hereto is a true, correct and complete list of the Leases (and all assignments thereof), and all subleases (that are in Seller’s possession) of rentable area in the Improvements. To Seller’s knowledge, except for the Leases, assignments and subleases referenced on the list attached hereto as Exhibit B, there are no occupancy agreements, leases, lettings, tenancies or subtenancies in effect which will affect the Property after Closing.
               3.1.5 Violations of Law. Seller has not received written notice from any governmental authority of any material violations of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon), except for those certain written notices

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issued by the City of Glendale, California with respect to certain alleged municipal code violations, all of which have been remedied prior to the date hereof, with the exception of that certain notice dated February 28, 2006 with respect to the required performance of standpipe testing at 1808 Verdugo and fire alarm testing at 1818 Verdugo, which testing is scheduled to occur on March 2, 2006. Seller has not received notice of any proposed or actual condemnation actions or changes in zoning to the Property.
               3.1.6 Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.
               3.1.7 Declaration. Seller has not received notice from any party, and is not aware of, any violation of the Declaration (as defined in Section 5.7) with respect to Seller or the Property.
               3.1.8 Environmental. Seller has not received written notice from any party of any adverse environmental condition affecting the Property.
          3.2. Each Seller, as to its individual Property only (Richmond as to the Richmond Property and Verdugo as to the Verdugo Property) hereby covenants to Purchaser as follows:
               3.2.1 Property Information. Purchaser acknowledges that Seller has made available to Purchaser relevant information relating to the operations and maintenance of the Property. Seller or its property manager will continue to make such information available to Purchaser, during business hours and after reasonable prior notice from Purchaser (with the exception of information that is confidential, proprietary or within the purview of the attorney-client privilege or the attorney work-product doctrine) (collectively, the “Property Information”). The Seller has not made and does not make any representation or warranty, either express or implied, with respect to the completeness or accuracy of the Property Information furnished to the Purchaser.
               3.2.2 Modifications and New Leases and Contracts. During the period beginning on the date hereof and ending at the Closing (or earlier termination of this Agreement), except as contemplated or permitted under any Lease, the Seller will not modify, renew, extend, replace or otherwise change any of the terms, covenants or conditions of any Leases, and will not enter into any new Leases (except for those Leases subject to the letters of intent listed on Exhibit C attached hereto), without the written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. In the event that Seller proposes to modify, renew, extend, replace or otherwise change any of the terms, covenants or conditions of any Leases, or enter into any new Leases, Seller shall give the Purchaser written notice of Seller’s intent to do so together with all information reasonably requested by Purchaser in order for Purchaser to evaluate Seller’s proposal and Purchaser shall have three (3) business days after receipt of such notice within which to grant or withhold its approval. If Purchaser fails to respond to Seller’s request within said three (3) business day period or if Purchaser agrees to Seller’s request, Seller shall be free to enter into such modification, renewal, replacement, change or new Lease. Any such modification, renewal, replacement, change or new Lease entered into with the written consent of the Purchaser, or as otherwise expressly allowed hereunder, shall be deemed a Lease.

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               3.2.3 Continued Operation. From the Effective Date until the Closing, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business but shall not take any of the following actions after the Effective Date hereof without the prior written consent of Purchaser: (a) reduce the level of maintenance to the Property, or reduce the number of employees currently employed to service, maintain and secure the Property, or (b) grant, create or assume any mortgage, lien, encumbrance, easement, option, covenant, condition, right of way or restriction upon the Property other than the Permitted Exceptions.
               3.2.4 Receipt of Governmental Notices. Prior to Closing, Seller shall provide Purchaser with copies of any written notices that Seller receives from any governmental or regulatory agency with respect to (i) any special assessments or proposed increases in the valuation of the Property, (ii) any condemnation or eminent domain proceedings affecting the Property, or (iii) any violation of any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property.
               3.2.5 Insurance. Prior to Closing, Seller will maintain Seller’s existing insurance coverage with respect to the Property.
               3.2.6 Estoppel Certificates. As of the date hereof, Seller has submitted to Purchaser copies of all estoppel certificates received by Seller from the tenants of the Property (the “Estoppel Certificates”), which Estoppel Certificates are in substantially the form attached hereto as Exhibit D or such other form as is prescribed in a particular Lease and which Estoppel Certificates represent Estoppel Certificates from tenants leasing in excess of 75% of the leasable area of the Property. Seller agrees to deliver to Purchaser executed estoppel certificates promptly after receipt from tenants.
               3.2.7 Waiver of Right of First Refusal. As of the date hereof, Seller has provided to Purchaser evidence from each of Verdugo Hills Hospital and Memorial Regional Medical Center, Inc. that each such party has waived their respective rights of first refusal to purchase the Verdugo Property and Richmond Property, as applicable, prior to the date hereof.
     4. Conditions Precedent to Purchaser’s Obligations to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction, on or before the Closing Date (or earlier date if expressly set forth below) of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion:
               4.1.1 Study Period. The Purchaser shall have a period of time beginning on the Effective Date and ending at 5:00 p.m. eastern standard time on March 16, 2006, TIME BEING OF THE ESSENCE (the “Study Period”) within which to conduct engineering and/or architectural studies of the Property, to conduct seismic studies of the Property, to review those certain Phase I Environmental Site Assessments (the “Phase I ESA’s”) prepared by EMG (“EMG”) and delivered to Purchaser on or before the Effective Date, to review plans and specifications and similar materials with respect to the Property, zoning and land use status of the Property, and such other matters as Purchaser may desire. All of the costs associated with Purchaser’s Study Period activities (as specified in the previous sentence) shall be borne by Purchaser. During the Study Period, Purchaser shall have reasonable access to the Property, at all reasonable times, at Purchaser’s sole risk, for the purpose of performing the foregoing inspections and investigations, subject at all times to the rights of any existing tenants. All

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inspections and investigations shall be performed at reasonable times and the Seller shall have the opportunity to accompany Purchaser if Seller so desires. Seller shall not be obligated to correct, remedy or cure any condition or characteristic of the Property revealed by such inspections or investigations, including, but not limited to, any physical condition issue, title defects or environmental contamination. If the results of any such inspection or investigation performed by Purchaser pursuant to this Section 4.1.1 are deemed unsatisfactory in Purchaser’s sole discretion, Purchaser may terminate this Agreement by providing written notice thereof to Seller prior to the expiration of the Study Period, in which event the Deposit shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder, except as expressly provided herein. If Purchaser fails to so terminate this Agreement, Purchaser shall be deemed to have waived such right, and shall proceed to Closing without any reduction in the Purchase Price.
               4.1.2 Title Examination.
                    (A) Seller shall provide to Purchaser, at Purchaser’s expense, (collectively, the “Title Documents”): (a) current commitments for title insurance for: (i) the Richmond Property and (ii) the Verdugo Property, each in the amount of the Purchase Price allocated to each Individual Property (collectively, the “Commitment”) from Chicago Title Insurance Company (the “Title Company”), together with copies of the exception documents, and (b) a copy of a survey for each Individual Property (collectively or individually as the context may require, the “Survey”). On or before March 10, 2006 (the “Notice Date”), Purchaser shall notify Seller in writing of any title or survey matters listed in the Title Documents of which Purchaser disapproves (the “Title Objections”), except that Purchaser shall not object to liens for real estate taxes not yet due and payable. Any matters to which Purchaser does not object as provided above shall be deemed to be “Permitted Exceptions”. Seller shall notify Purchaser on or before the expiration of the Study Period (the “Seller Notice Date”) whether it will take all action necessary to eliminate or cure such Title Objections or to make arrangements to have such Title Objections eliminated, cured, or removed from title in a manner reasonably acceptable to Purchaser at or prior to the Closing at no cost or expense to Purchaser. If Seller fails to notify Purchaser that it is willing to eliminate or cure such Title Objections, then Seller shall be deemed to have elected not to take such action, and Purchaser shall have right to terminate this Agreement by written notice from Purchaser to Seller given within two (2) days after the Seller Notice Date. If Purchaser fails to terminate this Agreement within such two (2) day period, then such matters shall be deemed to be Permitted Exceptions and Purchaser shall have waived its right to terminate this Agreement.
                    (B) If Purchaser becomes aware of any changes in the Title Documents disclosed after the Notice Date (the “Stub Period Title Matters”) which are not acceptable to Purchaser, Purchaser shall give written notice to Seller that it disapproves such Stub Period Title Matters (the “Stub Period Title Objections”) on or before the sooner to occur of five (5) days after receipt of written notice thereof or the Closing Date. If Purchaser does not deliver a notice of Stub Period Title Objections, then Purchaser shall be deemed to approve the applicable Stub Period Title Matter. If Purchaser delivers a notice of Stub Period Title Objections, Seller shall have five (5) days after receipt thereof to notify Purchaser that either (a) Seller will take all action necessary to eliminate or cure such Stub Period Title Objections or make arrangements to have such Stub Period Title Objections eliminated, cured or removed from title, or (b) Seller elects not to cause such Stub Period Title Objections to be removed, provided

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that Seller shall be obligated to cause the removal of such Stub Period Title Objections as can be cured, eliminated or removed solely with the payment of money by Seller not to exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) in the aggregate (the “Stub Period Must Removes”), it being agreed that Seller shall not in any event be obligated to cause the removal of any Stub Period Title Objection except for the Stub Period Must Removes. If Seller gives Purchaser notice under clause (b) above or fails to respond to Purchaser’s notice of Stub Period Title Objections within said five (5) day period, Purchaser shall have five (5) business days in which to notify Seller that Purchaser will either proceed with the purchase and take title to the Property subject to such Stub Period Title Objections, in which event the Stub Period Title Objections shall constitute Permitted Exceptions hereunder, or that Purchaser will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party will have any further rights or obligations hereunder (except for any obligations which are expressly stated to survive the termination hereof), and the Deposit shall be returned to Purchaser. If Purchaser fails to notify Seller of its election within said five (5) day period, Purchaser shall be deemed to have waived its right to terminate this Agreement and shall proceed to Closing.
               4.1.3 Performance of Covenants. Seller shall have performed and observed in all material respects, all covenants of Seller in this Agreement.
               4.1.4 Title. The Title Company shall issue to Purchaser a 1992 ALTA Owners Policy of Title Insurance covering each Individual Property in the full amount of the Purchase Price allocated toward such Individual Property subject only to the Permitted Exceptions, dated not earlier than the date of the recording of the Deed.
               4.1.5 Verdugo Estoppels. On or before the Closing, Purchaser shall receive (i) an estoppel from Verdugo Hills Hospital with respect to that certain Amended and Restated Parking and Easement Agreement dated as of June 4, 2004, recorded June 4, 2004 as Document No. 04-1433410 in the Los Angeles County, California Recorder’s Office in substantially the form attached hereto as Exhibit L, and (ii) tenant estoppel certificates from from tenants leasing not less than seventy-five percent (75%) of the total rentable square feet leased in the Improvements at the Verdugo Property in substantially the form attached hereto as Exhibit D ((i) and (ii) are together, the “Verdugo Estoppel Contingency”). If Seller has not satisfied the Verdugo Estoppel Contingency on or before the Closing, Seller shall provide a Seller’s Estoppel Certificate in the form attached hereto as Exhibit D for the tenant estoppels required pursuant to subsection (ii) above, delivery of which shall be deemed to satisfy subsection (ii) of the Verdugo Estoppel Contingency. The representations and warranties set forth in any and all Seller’s Estoppel Certificates shall survive for a period of ninety (90) days after the date of such Seller’s Estoppel Certificates and shall be subject to the limitations on liability set forth in Section 14.5 hereof. The parties agree that if at any time after Seller delivers to Purchaser a Seller’s Estoppel Certificate, Seller obtains and delivers to Purchaser a tenant Estoppel Certificate for such tenant that is acceptable to Purchaser, the applicable Seller’s Estoppel Certificate shall be of no further force and effect and Seller shall have no further liability thereunder. Should Seller be unable to satisfy the Verdugo Estoppel Contingency on or prior to the Closing Date, Purchaser may elect (i) to extend the Closing Date for an additional five (5) business days to allow additional time to receive the estoppels necessary to satisfy the Verdugo Estoppel Contingency, reserving the continued right to terminate as provided in the following clause (ii), (ii) to terminate this Agreement and receive a return of the Deposit and all

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accrued interest thereon, or (iii) to waive the Verdugo Estoppel Contingency and proceed to Closing on the terms and conditions set forth herein.
               4.1.6 Condominium Documents Estoppel. On or before the Closing, Purchaser shall receive an estoppel from the appropriate party under the Condominium Documents in substantially the form attached hereto as Exhibit M, and as more particularly described in Section 5.7 herein below.
               4.1.7 Seller’s Representations and Warranties. The representations and warranties set forth in Section 3.1 being true and accurate in all material respects as of the Closing; provided that (i) the representations contained in Section 3.1.4 shall be updated or modified at Closing to reflect any modifications, renewals, extensions or other changes to Leases that may have occurred on or prior to Closing pursuant to the terms of Section 3.2.2 hereof, and (ii) with respect to the representations contained in Sections 3.1.3 and 3.1.5, any change in such representations resulting from notice of a non-material action or suit (with respect to 3.1.3) or notice of a non-material violation of any law, ordinance or requirement affecting the Property (with respect to 3.1.5), shall not constitute a failure of the condition precedent set forth in this Section 4.1.6. For purposes hereof, litigation shall be considered “non-material” if such litigation is covered by Seller’s insurance and a violation of any law, ordinance or requirement affecting the Property shall be considered “non-material” if the cost to cure such violation (as reasonably estimated by Purchaser) does not exceed $100,000.00. In the event of the existence of any such “non-material” violation of any law, ordinance or requirement affecting the Property at the time of the Closing, Seller shall, at its election, cause the same to be cured prior to Closing or provide Purchaser with a credit against the Purchase Price at Closing in the amount of the cost to cure such violation as reasonably estimated by Purchaser.
               4.1.8 Hanover Hospital Estoppels. On or before the Closing, Purchaser shall receive tenant estoppel certificates from Memorial Regional Medical Center or its affiliates with respect to all of the space at the Richmond Property leased by Memorial Regional Medical Center and by its affiliates in substantially the form attached hereto as Exhibit D (the “Hanover Estoppel Contingency”). Should Seller be unable to satisfy the Hanover Estoppel Contingency on or prior to the Closing Date, Purchaser may elect (i) to extend the Closing Date for an additional five (5) business days to allow additional time to receive the estoppels necessary to satisfy the Hanover Estoppel Contingency, reserving the continued right to terminate as provided in the following clause (ii), (ii) to terminate this Agreement and receive a return of the Deposit and all accrued interest thereon, or (iii) to waive the Hanover Estoppel Contingency and proceed to Closing on the terms and conditions set forth herein.
     4.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date of the following conditions, any of which may be waived in writing by Seller in Seller’s sole and absolute discretion.
               4.2.1 Covenants. Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.
          4.3 Failure of a Condition.

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               4.3.1 In the event that any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party whose conditions to Closing have not been satisfied (the “Unsatisfied Party”) shall give notice to the other of the condition or conditions which the Unsatisfied Party asserts are not satisfied. In such notice the Unsatisfied Party shall also elect either (i) to terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination), and Purchaser shall be entitled to the return of the Deposits, except if such failure of a condition is due to a default by one of the parties, in which event the non-defaulting party shall have those rights and remedies set forth in Article 12 herein, or (ii) to waive such failed condition and proceed to Closing as contemplated hereunder.
               4.3.2 If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no actual knowledge as of Closing.
     5. Purchaser’s Representations, Warranties and Covenants. The Purchaser hereby makes the following representations, warranties and covenants to Seller:
          5.1. Authorization, Execution and Delivery and ERISA. Purchaser has been duly organized and is validly existing as a limited partnership in good standing in the State of Delaware and prior to closing will be qualified to do business in each state in which the Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms. As of the date hereof, Purchaser is (a) not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975 of the Code, or a “party in interest” as defined in Section 3(14) of ERISA, with respect to any employee benefit plan and (b) none of the assets of Purchaser constitutes or will constitute “plan assets” of one or more such plans within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510-3-101.
          5.2. Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
          5.3. Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or

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under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
          5.4. Acceptance of Property.
               5.4.1 Notwithstanding anything contained in this Agreement to the contrary, the Purchaser acknowledges that, except as specifically set forth in this Agreement, the Seller has not made and is not now making, and it specifically disclaims, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (i) matters of title; (ii) environmental matters relating to the Property or any portion thereof, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage of past and/or future earthquakes, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) zoning to which the Property or any portion thereof may be subject, (viii) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (ix) usages of adjoining Property, (x) access to the Property or any portion thereof, (xi) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xii) the presence of Hazardous Substances (hereinafter defined) in or on, under or in the vicinity of the Property, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, (xv) any other matter affecting the stability or integrity of the Property, (xvi) the potential for further development of the Property, (xvii) the existence of vested land use, zoning or building entitlements affecting the Property, (xviii) the merchantability of the Property or fitness of the Property for any particular purpose (the Purchaser affirming that the Purchaser has not relied on the Seller’s skill or judgment to select or furnish the Property for any particular purpose, and that the Seller makes no warranty that the Property is fit for any particular purpose), (xix) the truth, accuracy or completeness of the Property Information, or (xx) tax consequences.
               5.4.2 The Purchaser has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of the Seller or any of its respective agents, except those specifically set forth in this Agreement or as set forth in the documents delivered by Seller to Purchaser at Closing, and acknowledges that no such representations have been made, except those specifically set forth in this Agreement. The Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that it is relying solely on its own expertise and that of the Purchaser’s consultants in purchasing the Property. The Purchaser will conduct such inspections and investigations of the Property as the Purchaser

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deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. The Purchaser acknowledges that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not be revealed by the Purchaser’s inspections and investigations. The Purchaser acknowledges and agrees that upon Closing, the Seller shall sell and convey to the Purchaser and the Purchaser shall accept the Property “AS IS, WHERE IS,” with all faults. The Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property by the Seller, any agent of the Seller or any third party. The terms and conditions of this Section 5.4.2 shall expressly survive Closing, shall not merge with the provisions of the Deed and shall be incorporated into the other closing documents. The Seller is not liable or bound in any manner by any oral or written statements, representations, or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person. Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller. The Purchaser has fully reviewed the disclaimers and waivers set forth in this Agreement with its counsel and understands the significance and effect thereof.
               5.4.3 For purposes hereof, “Hazardous Substances” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as (“CERCLA”), or the Resource Conservation and Recovery Act (42 U. S. C. Sections 6901 et seq.), as amended (“RCRA”), or any other federal, state or local law, ordinance, rule or regulation applicable to the Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including regulated medical waste, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBS), radon gas, urea formaldehyde, asbestos, lead or electromagnetic waves.
               5.4.4 Purchaser acknowledges that it has had the opportunity to inspect the Property, and to observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities and responsibilities for the lessor’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the

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Effective Date, and liabilities under CERCLA, regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Substance or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substance on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property, including, without limitation, the lessor’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Substance or other contaminants, may not have been revealed by its investigation.
               5.4.5 Indemnity. Purchaser agrees to indemnify, defend and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which arise or accrue after Closing and which are in any way related to the ownership, maintenance, or operation of the Property by Purchaser and its successors and assigns, including, without limitation, in connection with Hazardous Materials.
               5.4.6 Survival. The terms and conditions of this Section 5.4 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.
          5.5. Indemnity; Restoration. The Purchaser hereby agrees to (i) indemnify, defend and hold the Seller harmless from and against any injury, loss, damage or expense (including attorneys’ fees and expenses) caused by the inspection, examination, testing and investigation of the Property by the Purchaser and the Purchaser’s employees, agents and contractors and other undertakings of the Purchaser and the Purchaser’s employees, agents and contractors under this Agreement, and (ii) if Purchaser fails to acquire the Property, restore the Property to the condition in which it existed immediately prior to the Purchaser’s entry thereon.
          5.6. Insurance. Before any entry upon the Property, the Purchaser shall, at the Purchaser’s expense, provide and maintain, or cause the Purchaser’s contractors to provide and maintain, with companies with a Best’s Rating of at least A- VIII or better authorized to do business in the state of the subject Individual Property, (i) occurrence based comprehensive general public liability insurance, against claims for bodily injury, death or property damage, occurring upon, in or about the Property, or the adjoining sidewalks, streets or ways (including, without limitation, personal injury, death or property damage resulting directly or indirectly from any change, alteration, improvement or repair thereof) for at least One Million Dollars ($1,000,000.00) for injury to any one individual, and One Million Dollars ($1,000,000.00) for any one accident, and One Million Dollars ($1,000,000.00) for damage to property during the

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lease term; and (ii) workers compensation insurance in statutory limits which affords not less than One Million Dollars ($1,000,000.00) in coverage. Prior to the commencement of entry by the Purchaser, the Purchaser shall furnish sufficient certificates of such insurance to the Seller, which certificates shall name the Seller as an additional insured thereunder.
          5.7. Richmond Condominium Documents. Purchaser hereby acknowledges that the Richmond Property is subject to all covenants, terms, provisions, conditions, requirements, obligations and reservations set forth in the Declaration of Hanover Medical Park Condominium (the “Condominium"), as amended through the date of this Agreement (the “Declaration"), and the by-laws of the Condominium (the “By-Laws"). The Declaration and the By-Laws are hereinafter referred to collectively as the “Condominium Documents.” The Condominium Documents have been delivered to the Purchaser and Purchaser acknowledges and affirms that, before executing this Agreement, it received copies of all of the Condominium Documents from Seller and that it read and understood the Condominium Documents. The Condominium Documents constitute Permitted Exceptions and shall not be objected to by Purchaser pursuant to Section 4.1.1.
          5.8. Verdugo Deed Restrictions. Purchaser acknowledges that the Verdugo Property is subject to those certain deed restrictions attached to this Agreement as Exhibit K (the “Deed Restrictions”) and the conveyance of the Property by Seller to Purchaser is and shall be subject to the Deed Restrictions. Purchaser acknowledges and affirms that, before executing this Agreement it has read and understood the Deed Restrictions. The Deed Restrictions constitute Permitted Exceptions and shall not be objected to by Purchaser pursuant to Section 4.1.1.
          5.9. Loan Assumption. Purchaser acknowledges that the Hanover Property is subject to a mortgage lien in favor of MONY Life Insurance Company (“Lender”), which mortgage lien secures a loan in the original principal amount of $5,530,000.00 (the “Hanover Loan”). Purchaser shall use commercially reasonable efforts on or before the Closing to obtain Lender’s approval of (i) Purchaser’s assumption of the Hanover Loan in accordance with and on the terms and conditions contained in those certain documents evidencing and governing the Hanover Loan (the “Loan Documents”), copies of which have been provided to Purchaser on or prior to the date hereof, and (ii) the full release of Hanover and LaSalle Medical Office Fund, L.L.C. (the “Existing Guarantor”) from any and all liability under the Loan Documents arising from and after the Closing Date (together, the “Assumption Obligation”). Seller shall cooperate with Purchaser in Purchaser’s efforts to satisfy the Assumption Obligation.
     At Closing, if the Assumption Obligation is satisfied and the Hanover Loan is assumed by Purchaser, (i) Purchaser shall receive a credit against the Purchase Price equal to the outstanding principal and accrued interest due as of the Closing Date under the Hanover Loan, (ii) Purchaser shall pay to Seller, and Seller shall receive as a credit to the Purchase Price, an amount equal to any and all reserves and escrows (“Loan Escrows”) held by Lender under the Hanover Loan which are, in turn, credited to Purchaser as part of the assumption, and (iii) Seller shall pay to Lender the assumption fee equal to one percent (1%) of the then outstanding principal balance of the Hanover Loan (the “Assumption Fee”) due and payable in connection with any assumption of the Hanover Loan pursuant to the terms and conditions of the Hanover Loan Documents. Purchaser shall pay any and all other fees and expenses due and payable in connection with the assumption of the Hanover Loan, including without limitation, the attorneys’ fees, mortgage taxes, and other closing fees incurred by Lender.

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     If Purchaser is unable to satisfy the Assumption Obligation on or before the Closing, Purchaser shall notify Seller in writing of the same and the Closing shall be extended to a date not later than April 15, 2006 in order to provide Purchaser with additional time to satisfy the Assumption Obligation. If the Assumption Obligation is not satisfied on or before April 15, 2006, Purchaser may, at its election, (a) terminate this Agreement and receive a return of the Deposit, or (b) proceed to Closing, in which case Seller shall cause the Hanover Loan to be repaid from the proceeds of the Closing and the Property shall be conveyed free and clear of all liens and encumbrances related to the Hanover Loan, and Purchaser shall pay to Seller at Closing, in addition to the Purchase Price payable hereunder, an amount equal to one half of the prepayment premium due and payable to Lender upon prepayment of the Hanover Loan pursuant to the terms and provisions of the Loan Documents.
     6. Closing. Closing of the purchase and sale of the Property pursuant to this Agreement (“Closing”) shall be held at the offices of Escrow Agent, or at such other location that is reasonably acceptable to the parties hereto, on or before March 29, 2006 (“Closing Date”).
          6.1. Seller’s Deliveries/Seller’s Obligations at Closing. At the Closing, Seller will do or cause to be done the following:
               6.1.1 Closing Documents. At Closing, Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents:
                    (A) Special Warranty Deeds in the form attached hereto as Exhibit F-1 (for the Richmond Property) and Exhibit F-2 (for the Verdugo Property) (collectively, the “Deed”) conveying title to the Property to the Purchaser;
                    (B) A Bill of Sale for each Individual Property in the form attached hereto as Exhibit G (the “Bill of Sale”) conveying the Personal Property;
                    (C) All necessary information for IRS Form 1099-S;
                    (D) An Affidavit as to nonforeign status of each Seller;
                    (E) Two (2) original counterparts of an Assignment and Assumption Agreement for each Individual Property in the form attached hereto as Exhibit H (the “Assignment”), with respect to the Leases, Service Contracts, Rents, Warranties and Intangible Property;
                    (F) Letters to each tenant under the Leases in the form and substance of Exhibit I, notifying tenants of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made to Purchaser or at Purchaser’s direction;
                    (G) The estoppel certificates to be delivered pursuant to Sections 4.1.5 , 4.1.6 and 4.1.8 hereof;
                    (H) Such evidence as may be reasonably required by the Title Company with respect to the status of Seller and the authority of the person(s) executing the documents required to be executed by Seller on behalf of Seller;

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                    (I) A certificate that all of Seller’s representations and warranties in this Agreement, subject to the terms of Section 4.1.7 hereof, are true and correct as of the Closing;
                    (J) A settlement statement showing all of the payments, adjustments and prorations provided for in Article 8 and otherwise agreed upon by Seller and Purchaser.
          6.2. Original Property Information Documents. Within ten (10) days after the Closing Date (as extended pursuant to the terms hereof), Seller will deliver to Purchaser originals within Seller’s possession of all items comprising the Property Information.
          6.3. Possession. Seller will deliver possession of the Property, subject to the Leases.
          6.4. Keys. Seller will deliver all keys in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, and non-proprietary management software, if any.
          6.5. Costs. Seller will pay all costs allocated to Seller pursuant to Section 8.1 of this Agreement.
     7. Purchaser’s Deliveries. Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:
               7.1.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:
                            (A) Two (2) fully executed counterparts of each of the Assignments;
                            (B) A certificate that all of Purchaser’s representations and warranties in this Agreement are true and correct as of the Closing Date;
                            (C) A settlement statement showing all of the payments, adjustments and prorations provided for in Article 8 and otherwise agreed upon by Seller and Purchaser; and
                            (D) Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser.
               7.1.2 Payment of Consideration. Purchaser will pay to Seller the Purchase Price in accordance with Article 2 of this Agreement, as adjusted in accordance with the provisions of this Agreement.
               7.1.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 8.1 of this Agreement.

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          7.2. Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing by Purchaser and Seller shall be accomplished through an escrow with the Escrow Agent.
     8. Closing Cost; Prorations; Adjustments.
          8.1. Closing Costs. The Seller shall pay the Seller’s attorneys’ fees. The Purchaser shall pay the title insurance premium and fees for the Title Policy, the cost of the Survey Update, the costs for recordation of the Deed and other documents recorded at Closing, the costs of Purchaser’s inspections and investigations, Purchaser’s attorneys’ fees. The recordation and transfer taxes associated with the Deed shall be paid according to the custom in each jurisdiction where the Property is located, as follows: (a) for the Richmond Property, Seller shall pay the “Grantor” tax and Purchaser shall pay the applicable State and County recordation taxes, and (b) for the Verdugo Property, Seller shall pay the County transfer tax. If prior to closing, an ordinance is enacted in the City of Glendale requiring payment of a City transfer tax at the Closing, the Seller and Purchaser shall each pay one half of such City transfer tax. The Seller and Purchaser shall each pay one half of the cost of the escrow closing fee and one half of all costs associated with those certain Phase I Environmental Site Assessments (the “Phase I ESA’s”) prepared by EMG (“EMG”) and delivered to Purchaser on or before the Effective Date.
          8.2. Prorations. The following adjustments to the Purchase Price shall be made between the Seller and the Purchaser and shall be prorated on a per diem basis as of 11:59 p.m. on the day preceding Closing.
               8.2.1 Real Estate Taxes. Real estate and other ad valorem taxes, assessments, personal property or use taxes, local business improvement district taxes and sewer charges, on the basis of the fiscal or calendar year for which such taxes or charges are assessed such that Seller shall be responsible for all such taxes for the period prior to Closing, and Purchaser shall be responsible for all such taxes for the period beginning on the Closing Date and thereafter.
               8.2.2 Rents.
                    (A) Monthly Base Rent. There shall be a credit at the Closing in favor of the Purchaser against the Purchase Price in the amount equal to (A) the total amount of base rent actually collected by the Seller from the tenants under the Leases prior to the date on which the Closing occurs for the calendar month in which the Closing occurs, (B) multiplied by a fraction (“Rent Proration Fraction”), the numerator of which is the number of days from and including the date on which the Closing occurred, to and including the last day of such month, and the denominator of which is the actual number of days in such month.
                    (B) Monthly Additional Rent. There shall be a credit at the Closing in favor of the Purchaser against the Purchase Price in the amount equal to (A) the total amount of the installments of estimated insurance, taxes, common area maintenance and other operating expenses which are passed through to tenants under the Leases (the “Pass Through Expenses”) prior to the date on which the Closing occurs for the calendar month in which the Closing occurs, (B) multiplied by the Rent Proration Fraction. With respect to Pass Through Expenses which have been billed by Seller to tenants prior to the Closing but which have not yet

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been collected, such Pass Through Expenses shall be pro-rated between the parties as delinquent rent as provided below. With respect to Pass Through Expenses which have not been billed to tenants as of the Closing, Purchaser shall bill each tenant for same in accordance with each such Lease and upon collection of same, Purchaser shall remit to Seller an amount equal to that portion of past due expenses which occurred prior to Closing. At Closing, the Seller and Purchaser shall mutually and in good faith estimate the amount, if any, by which tenants have overpaid or underpaid Pass Through Expenses for periods prior to the Closing Date and, at Closing, Purchaser shall receive a credit in the amount of the estimate of any such overpaid Pass Through Expenses and Purchaser shall indemnify and hold harmless Seller for any claims or losses arising in connection with such overpaid Pass Through Expenses, which indemnity shall survive the Closing and the delivery of the Deed and Seller shall receive a credit in the amount of the estimate of any such underpaid Pass Through Expenses.
               (C) Security Deposits. There shall be a credit at the Closing in favor of the Purchaser against the Purchase Price equal to the actual amount of tenant security deposits held by Seller and not yet refunded to tenants or applied against tenant defaults as permitted pursuant to this Agreement.
               (D) Prepaid Rents. There shall be a credit at the Closing in favor of the Purchaser against the Purchase Price in the total amount of all rents and other amounts paid by tenants under the Leases before the Closing to the extent such amounts are applicable to periods on and after the Closing.
               (E) Delinquent Rents. If, as of the Closing, any tenants under the Leases have failed to pay any amounts due and payable thereunder (collectively, “Delinquent Amounts”), then the Delinquent Amounts shall not be prorated; provided, that if the Purchaser receives any rental payment which represents rent that was delinquent as of the Closing after the Closing, (i) but prior to first day of the calendar month next following the Closing, the Purchaser shall first pay to Seller the Delinquent Amounts, then shall apply such payment to the then current month’s rent (net of any reasonable out-of-pocket third party collection costs actually incurred by Purchaser), or (ii) and at any time on or after the first day of the calendar month next following the Closing, the Purchaser shall first apply such payment to the then current month’s rent (net of any reasonable out-of-pocket third party collection costs actually incurred by Purchaser), and then shall pay to Seller the Delinquent Amounts.
          8.3. Tenant Improvements and Commissions. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension (collectively, “Leasing Costs”) that are due and payable prior to Closing with respect to Leases in force as of or prior to the Effective Date. Purchaser agrees to assume the obligations for Leasing Costs due and payable after the Closing with respect to Leases in force as of or prior the Effective Date (which Leasing Costs and the associated leases are listed on Exhibit E attached hereto and made a part hereof), and accordingly, Purchaser shall receive a credit at Closing in the amount of any such Leasing Costs, as more particularly set forth on said Exhibit E. Seller shall have no obligation to pay, and as of Closing Purchaser shall assume, the obligation to pay all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. Additionally, as of Closing, Purchaser shall assume the obligations for Leasing Costs incurred with respect to

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Leases and Lease renewals and extensions executed subsequent to the Effective Date to which Purchaser has consented pursuant to Section 3.2.2 hereof. Seller shall receive a credit at Closing for any Leasing Costs paid by Seller after the Effective Date and prior to Closing for any Leases or Lease renewals entered into after the Effective Date.
               8.3.1 Service Contracts and Equipment Leases. Any amounts prepaid or payable under any Service Contracts or equipment leases shall be prorated at the Closing as of the date of Closing, with Seller obligated for all sums accrued on or prior to 11:59 p.m. on the day preceding Closing and Purchaser obligated for all sums accrued after 11:59 p.m. on the day preceding Closing.
               8.3.2 Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.
               8.3.3 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will effect its own coverage.
               8.3.4 Declaration Assessments. Any assessments due and payable under the Declaration shall be prorated at the Closing as of the date of Closing, with Seller obligated for all sums accrued on or prior to 11:59 p.m. on the day preceding Closing and Purchaser obligated for all sums accrued after 11:59 p.m. on the day preceding Closing.
          8.4. All adjustments for items to be prorated pursuant to this Article 8 shall be completed within one hundred twenty (120) days after the Closing Date except for those items which are not reasonably capable of determination within such one hundred twenty (120) day period and the parties agree to adjust the same as and when ascertainable and make the appropriate payment forthwith and without interest thereon. This Article 8 shall survive Closing and the delivery of the Deed.
     9. Omitted.
     10. Risk of Loss. If, prior to the Closing, all or a material portion of any Property is damaged by fire or any other cause of whatsoever, Seller shall promptly give Purchaser written notice of such damage.
               10.1.1 If such damage is not Major Damage (as hereinafter defined) then Purchaser shall have the right at Closing to receive a credit against the Purchase Price in the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, and an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no further reduction in the Purchase Price and Seller shall have no further liability or obligation to repair such damage or to replace the Property.
               10.1.2 If such damage occurs prior to Closing and the cost to repair such damage, in Seller’s reasonable estimation, exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00) (“Major Damage”), either Seller or Purchaser shall have the option, exercisable

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by written notice delivered to the other within ten (10) business days after Seller’s notice of damage to Purchaser, to terminate this Agreement by written notice to the other party. If Purchaser or Seller elects to terminate this Agreement, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If neither party elects to terminate this Agreement, the parties shall proceed to Closing and Purchaser shall receive a credit against the Purchase Price in the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss and an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no further reduction in the Purchase Price and Seller shall have no further liability or obligation to repair such damage or to replace the Property.
     11. Brokers. Each party represents and warrants that, except for Cain Brothers RE LLC (whose commission Seller agrees to be solely responsible for pursuant to a separate agreement between Seller and such broker), it has not engaged the services of or dealt with any broker, salesperson or other person or entity who may claim a commission or other payment in conjunction with this Agreement. Each party hereto agrees to indemnify, defend and hold the other party harmless from and against all loss, claims, costs and expenses (including attorneys’ fees) caused by a breach of the foregoing representation. This section shall survive the delivery of the Deed and any termination of this Agreement.
     12. Default.
          12.1. By Purchaser. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, Seller shall be entitled, as its sole remedy (except as provided in Articles 5 and 11 and Section 14.14 hereof), to terminate this Agreement and recover the Deposit as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Deposit is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.
          12.2. By Seller. If Seller defaults in performing any of the Seller’s obligations under this Agreement, the Purchaser’s sole remedy shall be either: (i) seek specific performance of Seller’s obligations hereunder; or (ii) terminate this Agreement and receive a refund of the Deposit. In the event Purchaser elects (ii) above, neither party shall have any further rights or obligations hereunder, except as expressly provided herein. Except as described above, Purchaser hereby expressly waives any right the Purchaser may have to damages (compensatory, consequential or otherwise). IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.
     13. Condemnation. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any material portion of any Individual

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Property, Seller shall promptly notify Purchaser thereof. In such event, Purchaser shall have the option, to be exercised by notice to Seller not later than ten (10) days after receipt of such notice from Seller, either to terminate this Agreement and receive the return of the Deposit, in which case the parties shall have no further rights or obligations under this Agreement, except for any obligations that expressly survive termination, or to consummate the purchase of the Property without reduction of the Purchase Price, in which event the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Purchaser at Closing. Failure to give notice of Purchaser’s election within such ten (10) day period shall be deemed a waiver by Purchaser of its right to terminate this Agreement pursuant to the terms of this Article 13. For purposes hereof, “material” means such portion of any Individual Property as would materially impair the current use of such Individual Property.
     14. Miscellaneous.
          14.1. Time of Essence. EVEN IF NOT SPECIFICALLY NOTED IN A PARTICULAR SECTION HEREIN, TIME IS OF THE ESSENCE WITH RESPECT TO EVERY PROVISION OF THIS AGREEMENT.
          14.2. Study Materials. In the event the Purchaser exercises any right herein to terminate this Agreement, the Purchaser shall (i) return to the Seller all of the Property Information provided to the Purchaser by the Seller; and (ii) deliver to the Seller, at no cost, the results of all tests, studies, examinations and investigations that the Purchaser caused to be performed with respect to the Property.
          14.3. Notices. All notices shall be in writing and sent by hand, facsimile transmission, overnight delivery service or certified mail, return receipt requested, to the following addresses:

If to Seller:	c/o LaSalle Investment Management, Inc.
100 East Pratt Street, 20th Floor
Baltimore, Maryland 21202
Attn: Steve Bolen
Facsimile: (410) 347-0612

with copy to:	Katten Muchin Rosenman LLP
525 West Monroe
Chicago, Illinois 60661
Attn: Daniel Perlman
Facsimile: (312) 577-8668

If to Purchaser:	Cogdell Spencer LP
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209
Attn: Matthew H. Nurkin
Facsimile: (704) 940-2959

with copy to:	Moore & Van Allen PLLC
100 N. Tryon Street, Suite 4700
Charlotte, North Carolina 28202
Attn: Bryan P. Durrett
Facsimile: (704) 339-5843

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Notices shall be deemed received (i) if hand delivered, when received, (ii) if given by facsimile, when transmitted to the facsimile number specified above during normal business hours and confirmation of complete receipt is received during normal business hours (provided a copy of the same is sent by overnight delivery service on the same day), (iii) if given by overnight delivery service, the day after being sent prepaid by such overnight delivery service, or (iv) if given by certified mail, return receipt requested, postage prepaid, three (3) days after posting with the United States Postal Service. Either party may change its address by notifying the other party in a manner described above.
          14.4. Assignment. Except as otherwise hereinafter expressly provided, this Agreement may not be assigned by the Purchaser without the Seller’s prior, written consent, which may be withheld in the Seller’s sole discretion. Purchaser shall have the right, without the Seller’s consent, to assign the Purchaser’s rights hereunder (a “Permitted Assignment”) to any corporation, limited liability company or other entity that is a wholly-owned subsidiary of Purchaser provided written notice of such assignment is given to the Seller prior to the date of Closing and such notice is accompanied by a fully-executed agreement between the Purchaser and such assignee whereby the Purchaser assigns the Purchaser’s rights hereunder to such assignee and such assignee assumes the obligations of the Purchaser under this Agreement. Upon any Permitted Assignment of this Agreement and prior to Closing, Purchaser shall at all times remain responsible and not be relieved of its liabilities hereunder. Upon any Permitted Assignment of this Agreement and after Closing, Purchaser shall be relieved of all of its liabilities hereunder. In addition to the foregoing, if Purchaser so requests prior to the Closing, Purchaser may, on the Closing Date and immediately prior to the Closing, instruct Seller to convey (and Seller hereby agrees to convey) the Verdugo Property directly to a third party purchaser who shall acquire the Verdugo Property on the Closing Date (a “Third Party Verdugo Purchaser”). Notwithstanding the conveyance by Seller of the Verdugo Property directly to such Third Party Verdugo Purchaser, (i) Purchaser shall at all times prior to and after Closing retain all rights and remain responsible and not be relieved of its liabilities under this Agreement with respect to the Verdugo Property, and (ii) the Deed for the Verdugo Property shall contain a statement that the conveyance of the Verdugo Property to the grantee named therein shall not and does not confer any rights on such grantee as a “Purchaser” under this Agreement.
          14.5. Entire Agreement; Construction; Survival. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, written or oral. This Agreement may be modified only by a written instrument duly executed by the Seller and the Purchaser. This Agreement shall be construed, performed and enforced under the laws of Illinois. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, subject to the limitations on assignment contained in Section 14.4 above. Each of the representations and warranties of Seller contained in Article 3 will survive for a period of sixty (60) days after the Closing Date. Any claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, which is not asserted by notice from Purchaser to Seller within such sixty

21

(60) day period will not be valid or effective, and Seller will have no liability with respect thereto. Following Closing, Purchaser agrees that Seller’s total liability arising out of or relating to Seller’s obligations under this Agreement and any other documents delivered by Seller, including, without limitation, the Closing Documents, whether by reason of representations, warranties, indemnities or otherwise, shall not exceed the aggregate sum of Six Hundred Thousand and No/100 Dollars ($600,000.00), which liability shall be the several liability of each Seller based on the pro rata allocation of the Purchase Price set forth herein. Purchaser acknowledges that each Seller shall be liable only for those claims arising out the asset it owns and not for claims arising out the assets the other Sellers own (i.e. Richmond shall be liable only for claims arising out of the Richmond Property and Verdugo shall be liable only for claims arising out of the Verdugo Property). In no event shall Seller be liable to Purchaser for lost profits or consequential, incidental or punitive damages of any kind or any other damages or costs beyond the cost of correction.
          14.6. Confidentiality. Purchaser and Seller agree to hold all information related to this transaction in strict confidence, and will not disclose same to any person other than directors, officers, employees and agents of each, as well as to consultants, banks or other third parties working with Seller or Purchaser in connection with the transaction (“Related Parties”), in each case who need to know such information for the purpose of consummating this transaction. This prohibition will not be applicable to disclosure of information required by applicable law, rule or regulation and will not survive the Closing. In addition, at all reasonable times prior to Closing, and for such time following the Closing Date as Purchaser reasonably deems necessary, but not in excess of one (1) year, Seller shall provide Purchaser and its Related Parties with access to Seller’s books and records related to the Property as Purchaser and its Related Parties may reasonably request, and otherwise cooperate with Purchaser and its Related Parties, all at Purchaser’s sole cost and expense, so that Purchaser and/or Purchaser’s auditor(s) may prepare audited financial statements for the Property, which audited financial statements must comply with Rule 3-14 of the Securities Act of 1933, as amended (the “Audited Financial Statements”). Seller shall also cooperate with Purchaser and its Related Parties to use commercially reasonable efforts to cause Seller’s external auditor(s) with respect to the Property, to provide to Purchaser and its Related Parties, at Purchaser’s sole cost and expense, such auditor(s) work papers and other information reasonably requested by Purchaser and its Related Parties with respect to the Property and with an opportunity to meet with a lead audit partner with respect to the auditor’s work performed in connection with the Property. In connection with the preparation of the Audited Financial Statements, if requested, Seller shall execute a customary “auditor’s representation letter” for the benefit of the preparer of the Audited Financial Statements, such letter to be in form and substance acceptable to Seller.
          14.7. Counterparts. This Agreement may be executed in counterparts by the parties. It is not necessary that the signatures of the parties appear on the same counterpart or counterparts. All counterparts shall collectively constitute a single agreement.
          14.8. Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday, or legal holiday. Unless otherwise

22

specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
          14.9. Escrow Agent. The Escrow Agent shall hold and disburse the Deposit in accordance with the terms and provisions hereof and the escrow agreement attached hereto as Exhibit J hereto.
          14.10. Severability. In the event any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid and (ii) consistent with the intent of the original provision.
          14.11. Individual Sellers. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges that any warranties made by Seller with regard to the Property shall be deemed made only by the individual entity holding title to the applicable portion of the Property [i.e. Hanover holds the fee interest in the Richmond Property and Verdugo holds the fee interest in the Verdugo Property].
          14.12. Press Releases. Any release to the public of information with respect to the matters set forth in this Agreement (a “Release”) will be made only in the form approved by Purchaser and Seller and their respective counsel unless the Release is required by applicable law. If either Seller or Purchaser is required by applicable law to issue a Release, such party shall, at least two (2) business days prior to the issuance of same, deliver a copy of the proposed Release to the other party for its review.
          14.13. Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and attorneys’ fees incurred in connection with such action.
          14.14. No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Article 12 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 14.14 shall survive any termination of this Agreement as a surviving obligation.
          14.15 Profit Participation. Purchaser agrees that if Purchaser sells the Verdugo Property for a price in excess of $24,500,000.00 (the “Trigger Price”) to any party during the twelve (12) month period following the Closing Date, Purchaser shall pay to Seller one-half of all sales proceeds in excess of the Trigger Price. The foregoing covenant shall survive the Closing and the delivery of the Deed and shall be set forth in an agreement to be recorded in the

23

public records at the Closing. In the event of a conveyance by Seller to a Third Party Verdugo Purchaser on the Closing Date, the foregoing provision shall not apply to any subsequent conveyance by such Third Party Verdugo Purchaser.
(Remainder of Page Intentionally Left Blank;
Signatures Appear on Following Pages)

24

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the dates indicated below.

SELLER:

VERDUGO LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company

	By:	LaSalle Medical Office Fund, L.L.C., a Delaware limited liability company, its solemember

		By:	LaSalle Medical Office Investments, L.L.C., a Delaware limited liability company, its Managing Member

Date:			By:

Name:

Title:

HANOVER LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company

	By:	LaSalle Medical Office Fund, L.L.C., a Delaware limited liability company, its sole member

		By:	LaSalle Medical Office Investments, L.L.C., a Delaware limited liability company, its Managing Member

Date:			By:

Name:

Title:

25

PURCHASER

COGDELL SPENCER LP, a Delaware limited partnership

	By:	CS Business Trust I, a Maryland business trust, its General Partner

Date:		By:

Name: Charles M. Handy
Title: Secretary and Treasurer

26

EXHIBIT A-1
Richmond Property Legal Description

A-1

EXHIBIT A-2
Verdugo Property Legal Description

A-2

EXHIBIT B
Leases

B-1

EXHIBIT C
Letters of Intent

C-1

EXHIBIT D
Estoppel Certificate
RE:      Lease Dated:                                         Amended:
          Landlord: [Hanover Lasalle Medical Office, L.L.C, a Delaware limited liability company/
          Verdugo Lasalle Medical Office, L.L.C, a Delaware limited liability company]
          Tenant:
          Project: [Richmond Memorial Medical Office Building I, 8220 Mechanicsville Road,
          Mechanicsville, Virginia/ Verdugo Hills Professional Buildings, 1808 and 1818 Verdugo
          Boulevard, Glendale, California]
          Premises: Suite ___
As Tenant under the above-referenced Lease, the above named Tenant hereby acknowledges the truth and accuracy of the following statements pertaining to the Lease (as defined herein) for the benefit of the proposed purchaser of the Project and its lenders, and its successors or assigns (the “Purchaser”):
1.	There have been no amendments or other modifications to the Lease other than as set forth above nor has the Tenant assigned or sublet its interest under the Lease except as set forth above.

2.	The Lease is in full force and effect and Tenant has accepted and is in full possession of the Premises.

3.	Tenant acknowledges that all construction required under the Lease has been fully completed in a manner satisfactory to the Tenant, except as follows:

(If none, so state. If this Section 3 is left blank, the Tenant shall be deemed to have affirmatively represented that all construction required under the Lease has been fully completed in a manner satisfactory to Tenant.)

4.	There are no known uncured defaults presently existing under the Lease by either Tenant or Landlord; no event has occurred or conditions exist which with the giving of notice or passage of time would constitute a default under the Lease by either Tenant or Landlord; and Tenant has no existing defenses or claims of offset against the Landlord or to Tenant’s payment and performance of its obligations under the Lease.

5.	The term of the Lease commenced on and ends on . Tenant has been in occupancy since . The monthly base rent Tenant is obligated to pay under the Lease is $ . Tenant is obligated to pay the full rent stipulated in the Lease and has no offsets, defenses, or claims in connection therewith.

6.	The Premises consists of approximately square feet.

D-1

7.	Tenant has no right to renew or extend the term of the Lease, to expand the Premises or otherwise lease any other part of the Project, or to purchase all or any portion of the Project, except as follows: (If none, so state. If this Section 7 is left blank, the Tenant shall be deemed to have affirmatively represented that it has no such rights whatsoever.)
The execution and delivery of this Tenant Estoppel has been duly authorized by all appropriate corporate/partnership limited liability action, to the extent required by the organizational documentation and laws governing Tenant.

TENANT:

Date:	By:

Print Name:

Print Title:

D-2

EXHIBIT E
Leasing Costs

E-1

EXHIBIT F-1
Richmond Property Deed
[TO BE CONFORMED TO LOCAL REQUIREMENTS]

After recording, please return to:

SPECIAL WARRANTY DEED
     THIS INDENTURE is made as of this ___day of                     , 2006 between HANOVER LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company (“Grantor”), and [                                        ] (“Grantee”).
W I T N E S S E T H:
     THAT, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) in hand paid and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor has granted, bargained, sold, aliened, conveyed and confirmed and by these presents does hereby grant, bargain, sell, alien, convey and confirm unto Grantee all that tract or parcel of land described in Exhibit “A” attached hereto and made a part hereof, together with all buildings, structures and improvements located thereon, together with all rights, members, easements and appurtenances in any manner appertaining or belonging to said property (collectively the “Property”);
     TO HAVE AND TO HOLD the Property unto Grantee forever in fee simple; subject only to the matters (hereinafter the “Permitted Exceptions”) set forth in Exhibit “B” attached hereto and made a part hereof. Grantor shall warrant and forever defend the right, title and interest to the Property unto Grantee against the claims of all persons claiming by, through or under Grantor, except for claims arising under and by virtue of the Permitted Exceptions.

F-1-1

     IN WITNESS WHEREOF, Grantor has executed this Deed as of the day and year first above written.

GRANTOR:

HANOVER LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company

By:	LaSalle Medical Office Fund, L.L.C., a Delaware limited liability company, its sole member

	By:	LaSalle Medical Office Investments, L.L.C., a Delaware limited liability company, its Managing Member

By:

Name:

Title:

F-1-2

EXHIBIT A TO EXHIBIT F-1
Legal Description

F-1-3

EXHIBIT B TO EXHIBIT F-1
Permitted Exceptions

F-1-4

EXHIBIT F-2
Verdugo Property Deed
[TO BE CONFORMED TO LOCAL REQUIREMENTS]

After recording, please return to:

SPECIAL WARRANTY DEED
     THIS INDENTURE is made as of this ___day of                     , 2006 between VERDUGO LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company (“Grantor”), and [                                        ] (“Grantee”).
W I T N E S S E T H:
     THAT, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) in hand paid and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor has granted, bargained, sold, aliened, conveyed and confirmed and by these presents does hereby grant, bargain, sell, alien, convey and confirm unto Grantee all that tract or parcel of land described in Exhibit “A” attached hereto and made a part hereof, together with all buildings, structures and improvements located thereon, together with all rights, members, easements and appurtenances in any manner appertaining or belonging to said property (collectively the “Property”);
     TO HAVE AND TO HOLD the Property unto Grantee forever in fee simple; subject only to the matters (hereinafter the “Permitted Exceptions”) set forth in Exhibit “B” attached hereto and made a part hereof. Grantor shall warrant and forever defend the right, title and interest to the Property unto Grantee against the claims of all persons claiming by, through or under Grantor, except for claims arising under and by virtue of the Permitted Exceptions.

F-2-1

     IN WITNESS WHEREOF, Grantor has executed this Deed as of the day and year first above written.

GRANTOR:

VERDUGO LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company

By:	LaSalle Medical Office Fund, L.L.C., a Delaware limited liability company, its sole member

	By:	LaSalle Medical Office Investments, L.L.C., a Delaware limited liability company, its Managing Member

By:

Name:

Title:

F-2-2

EXHIBIT A TO EXHIBIT F-2
Legal Description

F-2-3

EXHIBIT B TO EXHIBIT F-2
Permitted Exceptions

F-2-4

EXHIBIT G
Form of Bill of Sale
     THIS BILL OF SALE, dated as of the ___day of                     , 2006 between                      LASALLE MEDICAL OFFICE, L.L.C, a Delaware limited liability company, (“Seller”), and [                                        ] (the “Purchaser”), provides:
     THAT for and in consideration of the conveyance made herein, the consideration received therefor by the Seller and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby grants, bargains, sells, assigns, transfers, sets over and delivers to the Purchaser all of Seller’s right, title and interest in and to the mechanical systems, fixtures and equipment comprising a part of or attached to or located in the medical office buildings commonly known as [Richmond Memorial Medical Office Building I, 8220 Mechanicsville Road, Mechanicsville, Virginia] [Verdugo Hills Professional Buildings, 1808 and 1818 Verdugo Boulevard, Glendale, California] and all other structures and improvements constructed on the Real Estate (collectively, the “Improvements”) located on the real property legally described on Exhibits A hereto (the “Real Estate”), together with all site plans, surveys, plans and specifications, warranties, books, records and floor plans in Seller’s or its property manager’s possession which relate to the Real Estate or Improvements (collectively, the “Personal Property”).
     The Personal Property is conveyed to the Purchaser in its “As Is, Where Is” condition, without representation or warranty of any kind, including but not limited to its condition or fitness for any particular purpose, provided that Seller represents that the Personal Property is owned by Seller and is free and clear of all liens and other encumbrances.
     FURTHER, Seller hereby agrees to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or use good faith efforts to cause to be done or made, upon reasonable request of the Purchaser, any and all agreements, instruments, papers, deeds, or things, supplemental, confirmatory or otherwise, as may be reasonably required by the Purchaser for the purpose of or in connection with acquiring or more effectually vesting in the Purchaser or evidencing the vesting in the Purchaser of all of the right, title and interest of the Seller in and to the Personal Property.
     This Agreement may be executed in as many counterparts as may be required by the parties. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof, and it shall be sufficient that the signature on behalf of both parties hereto appear on one or more such counterparts. All counterparts shall collectively constitute a single Agreement. This Agreement shall not be effective until executed on behalf of both parties hereto.
     EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION OF THE PERSONAL PROPERTY. THE PURCHASER HAS MADE AND HAS RELIED UPON ITS OWN INSPECTION OF THE PERSONAL PROPERTY AND ACCEPTS IT IN “AS IS, WHERE IS” CONDITION.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES APPEAR ON FOLLOWING PAGES]

SIGNATURE PAGE
BILL OF SALE
     IN WITNESS WHEREOF, the Seller has caused this Agreement to be executed on its behalf by its duly authorized representatives as of the date set forth above.

SELLER:

LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company

By:	LaSalle Medical Office Fund, L.L.C., a Delaware limited liability company, its sole member

	By:	LaSalle Medical Office Investments, L.L.C., a Delaware limited liability company, its Managing Member

By:

Name:

Title:

EXHIBIT A-1 to EXHIBIT G
Legal Description

EXHIBIT A-2 to EXHIBIT G
Legal Description

EXHIBIT A-3 to EXHIBIT G
Legal Description

EXHIBIT H
Form of Assignment and Assumption Agreement
ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS AGREEMENT, dated as of the ___day of                     , 2006, by and between                      LASALLE MEDICAL OFFICE, L.L.C, a Delaware limited liability company (collectively, the “Assignor”), and                                          (the “Assignee”), provides:
     THAT for and in consideration of the assignment made herein, the consideration received therefor by the Assignor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     A. Assignment. The Assignor, subject to the terms and conditions set forth herein, hereby transfers, sets over and assigns to Assignee the following (collectively, the “Assigned Property”):
          1. Leases. All of Assignor’s right, title and interest in and to the leases, licenses, rental agreements and other occupancy agreements with tenants (collectively, the “Leases”) occupying all or any portion of the medical office building commonly known as [Richmond Memorial Medical Office Building I, 8220 Mechanicsville Road, Mechanicsville, Virginia] [Verdugo Hills Professional Buildings, 1808 and 1818 Verdugo Boulevard, Glendale, California] and all other structures and improvements constructed on the Real Estate (collectively, the “Improvements”) located on the real property legally described on Exhibits A hereto (the “Real Estate”), and any guarantees applicable thereto and all security deposits, advance rental, or like payments, if any, held by Assignor in connection with the Leases. The Assignor excepts and reserves from the operation and effect of this Agreement all of the right, title and interest of the Assignor in and to the Leases up to the date hereof, including but not limited to the right to collect all rents, reimbursements and other monetary obligations accrued unto the Assignor up to the date hereof and yet unpaid with respect to the Leases.
          2. Contracts. Assignor’s right, title and interest in all contracts related to the Real Estate, Improvements, Personal Property or Leases to the extent assignable including, without limitation, Seller’s interest in all of the maintenance, equipment, service, supply, construction, commission, parking, management and other contracts and all warranties, guarantees and bonds and other agreements relating to the Improvements, Personal Property or Leases (hereinafter defined collectively, the “Contracts”).
          3. Permits. Assignor’s interest in and to all permits, licenses, certificate of occupancy, and governmental approvals which relate to the Real Estate, Improvements, Personal Property, Leases, or Contracts to the extent assignable (collectively, the “Permits”).
     The Assignor agrees to indemnify, defend and hold harmless the Assignee from any and all liability, loss, damage or expense (including reasonable attorneys’ fees actually incurred) which Assignee may incur under any of the Assigned Property which may be asserted against the

Assignee by reason of the failure of the Assignor to perform any of the terms, covenants or agreements contained in the Assigned Property prior to the date hereof. This indemnity shall survive for a period of sixty (60) days after the date hereof. Should Assignee fail to bring an action against Assignor in the appropriate court of law within such sixty (60) day period, such claim shall be irrevocably waived.
     B. Assumption. Assignee hereby accepts and hereby agrees to assume Assignee’s obligations under the Leases, the Contracts and the Permits (collectively, the “Assumed Property”). Assignee hereby agrees to indemnify, defend and hold harmless the Assignor from any and all liability, loss, damage or expense (including reasonable attorneys’ fees actually incurred) which the Assignor may incur under any of the Assumed Property after the date of this Agreement by reason of the failure of the Assignee to perform any of the terms, covenants or agreements contained in the Assumed Property arising from and after the date hereof. This indemnity shall survive the delivery of this Agreement.
     C. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Assignor, the Assignee and their respective heirs, personal representatives, successors and assigns.
     D. Completeness and Modification. This Agreement constitutes the entire agreement between the parties hereto as to the transactions contemplated hereby and supersedes all prior discussions, understandings or agreements between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
     E. Governing Law. This Agreement and all other instruments referred to herein shall be governed by, and shall be construed according to, the laws of the State of Illinois, without regard to principles of conflicts of law.
     EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THAT CERTAIN PURCHASE AND SALE AGREEMENT BETWEEN ASSIGNOR AND ASSIGNEE, THE ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY OF THE ASSIGNED PROPERTY ASSIGNED HEREUNDER. THE ASSIGNEE HAS MADE AND RELIED UPON ITS OWN INSPECTION AND REVIEW OF THE LEASES AND THE CONTRACTS.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the date set forth above.

ASSIGNOR:

LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company

By:	LaSalle Medical Office Fund, L.L.C., a Delaware limited liability company, its sole member

	By:	LaSalle Medical Office Investments, L.L.C., a Delaware limited liability company, its Managing Member

By:

Name:

Title:

ASSIGNEE:

[ ]

By:

Name:

Title:

EXHIBIT A-1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT
Description of the Real Estate

EXHIBIT I
Tenant Notice Letter
                                         ___, 2006

                    Re: [Richmond Memorial Medical Office Building I, 8220 Mechanicsville Road, Mechanicsville, Virginia/ Verdugo Hills Professional Buildings, 1808 and 1818 Verdugo Boulevard, Glendale, California] (the “Property”)
Dear Tenant:
     You are hereby notified that [Hanover Lasalle Medical Office, L.L.C, a Delaware limited liability company/ Verdugo Lasalle Medical Office, L.L.C, a Delaware limited liability company] (“Seller”), the current owner of the Property, and the current owner of the landlord’s interest in your lease of a portion of the Property, has sold the Property to                                          (“New Owner”), whose address is                                         , as of the above date. In connection with such sale, Seller has assigned and transferred its interest in your lease and any and all security deposits thereunder to New Owner, and New Owner has assumed and agreed to perform all of the landlord’s obligations under your lease (including any obligations set forth in your lease to repay or account for any security deposits, if any, thereunder) from and after such date.
     Unless and until you are otherwise notified in writing by New Owner, please make all of your payments under your lease to New Owner, at the following address:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES APPEAR ON FOLLOWING PAGE]

I-1

Very truly yours,
[HANOVER LASALLE MEDICAL OFFICE, L.L.C/ VERDUGO LASALLE MEDICAL OFFICE, L.L.C], a Delaware limited liability company

By:	LaSalle Medical Office Fund, L.L.C., a Delaware limited liability company, its sole member

	By:	LaSalle Medical Office Investments, L.L.C., a Delaware limited liability company, its Managing Member

By:

Name:

Title:

I-2

EXHIBIT J
Escrow Agreement
EARNEST MONEY ESCROW AGREEMENT
     THIS EARNEST MONEY ESCROW AGREEMENT (this “Agreement”) is made and entered into this ___day of                                         , 2006, by and among HANOVER LASALLE MEDICAL OFFICE, L.L.C, a Delaware limited liability company and VERDUGO LASALLE MEDICAL OFFICE, L.L.C, a Delaware limited liability company (collectively, “Seller”), [                                        ] (“Purchaser”), and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”).
RECITALS:
     WHEREAS, Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of [                                        ], 2006 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell to Purchaser Seller’s fee simple interest in the real estate and improvements commonly known as (i) Richmond Memorial Medical Office Building I, 8220 Mechanicsville Road, Mechanicsville, Virginia and (ii) Verdugo Hills Professional Buildings, 1808 and 1818 Verdugo Boulevard, Glendale, California (collectively, the “Property”). The defined terms used in this Agreement, unless otherwise defined herein, shall have the meanings set forth in the Purchase Agreement.
     WHEREAS, Purchaser has agreed to deliver on the date hereof as an earnest money deposit into escrow with Escrow Agent, the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (together with interest earned thereon, the (“Earnest Money Deposit”), which Earnest Money Deposit is to be held, invested and disbursed by Escrow Agent, or paid directly to Seller, as the case may be, in accordance with the terms and conditions of this Agreement;
     WHEREAS, Escrow Agent agrees to act as escrow agent to hold, administer, invest and disburse the Earnest Money Deposit, on the terms and conditions herein set forth.
WITNESSETH:
     NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants of the parties herein contained, and in further consideration of the sum of One Dollar ($1.00), which each of the parties acknowledges as adequate and sufficient, the parties hereto agree as follows:
     1. Definitions. All terms used herein, unless otherwise herein defined, shall have the meanings set forth in the Purchase Agreement.
     2. Acknowledgment of Receipt. Escrow Agent hereby acknowledges receipt of the Initial Earnest Money Deposit, consisting of $500,000.00, from Purchaser pursuant to the Purchase Agreement.

     3. Administration and Investment of Earnest Money Deposit. Escrow Agent hereby agrees to hold, administer and disburse the Earnest Money Deposit pursuant to this Agreement. Until otherwise directed by Purchaser, Escrow Agent shall invest the Earnest Money Deposit in an interest-bearing account with interest to accrue to the benefit of the party entitled to receive the Earnest Money Deposit. Purchaser’s taxpayer identification number is                                         .
     4. Termination by Seller or Purchaser.
          a. The Earnest Money Deposit shall be held in escrow by Escrow Agent until: (i) the closing of the transaction contemplated by the Purchase Agreement, on which date the Earnest Money Deposit shall be delivered to Seller, (ii) five (5) business days after Escrow Agent shall have received a written notice sent by Seller or Purchaser to Escrow Agent and to the other party to this Agreement (a copy of which Escrow Agent has also forwarded to the other party) stating that the Purchase Agreement has been terminated and that the party so notifying Escrow Agent is entitled to the Earnest Money Deposit or the proceeds thereof, following which 5-day period the Earnest Money Deposit shall be (A) delivered to Seller, in the case of a notice from Seller stating that Seller is entitled to the Earnest Money Deposit, or (B) delivered to Purchaser, in the case of a notice from Purchaser stating that Purchaser is entitled to the Earnest Money Deposit, in either case provided that within such 5-day period Escrow Agent does not receive either a notice containing contrary instructions from the other party hereto or a court order restraining the release of the Earnest Money Deposit or all or any part of the proceeds thereof, or (iii) Escrow Agent receives a joint notice, executed by Seller and Purchaser, in which event Escrow Agent shall release the Earnest Money Deposit or the proceeds thereof in accordance with the instructions therein contained.
     5. Disbursement at Closing. Subject to Paragraph 4 hereof, Escrow Agent shall, at Closing, apply the Earnest Money Deposit to the Purchase Price to be paid by Purchaser to Seller, in accordance with the Purchase Agreement, as jointly directed by Seller and Purchaser.
     6. Escrow Agent.
          a. Escrow Agent shall hold possession of and solely keep all of the Earnest Money Deposit, subject to the terms and conditions of this Agreement, and shall deliver and dispose of the same according to the terms and conditions hereof, and shall deal with the parties hereto in relation to the sums so escrowed fairly and impartially according to the intent of the parties as herein expressed, provided however that Escrow Agent is to be considered as a depository only, shall not be deemed to be a party to any document other than this Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution, or validity of any written instructions, certificates or any other documents received by it, nor as to the identity, authority or rights of any persons executing the same. Escrow Agent shall be entitled to rely at all times on instructions given by Seller and/or Purchaser, as the case may be and as required hereunder, without any necessity of verifying the authority therefor. Notices given by (i) [                                                            ], as counsel to and on behalf of Purchaser, shall be deemed given by Seller, and (ii) Katten Muchin Rosenman LLP, as counsel to and on behalf of Seller, shall be deemed given by Purchaser, provided that in each case such notices recite the authority of such counsel to so act.

          b. Escrow Agent shall not at any time be held liable for actions taken or omitted to be taken in good faith and without gross negligence. Seller and Purchaser agree to save and hold Escrow Agent harmless from any loss and from any claims or demands arising out of its actions hereunder and hereby agree to indemnify Escrow Agent from any claims or demands for losses arising out of its activities hereunder, provided Escrow Agent has not violated any duty or obligation imposed hereunder and/or breached the duty owed to either party hereunder.
          c. Seller and Purchaser agree that if, as the result of any disagreement between them or adverse demands and claims being made by any of them upon Escrow Agent, or if Escrow Agent otherwise shall become involved in litigation with respect to this Agreement or the Purchase Agreement, such parties agree that they, jointly and severally, are and shall be liable to Escrow Agent and shall reimburse Escrow Agent on demand for all costs, expenses and reasonable counsel fees it shall incur or be compelled to pay by reason of such litigation, including reasonable compensation to Escrow Agent for time expended in connection with any such dispute or litigation.
          d. In taking or omitting to take any action whatsoever hereunder, Escrow Agent shall be protected in relying upon any notice, paper, or other document reasonably believed by it to be genuine, or upon evidence deemed by it to be sufficient, and in no event shall Escrow Agent be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of negligence or bad faith. Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith and without negligence in accordance with the advice of such counsel.
     7. Term of Agreement. The term of this Agreement shall be from and after the date of this Agreement as hereinafter set forth to and including the earliest to occur of (i) the disposition of the Earnest Money Deposit to Seller or Purchaser in accordance with the terms hereof; (ii) the termination or cancellation of the Purchase Agreement in accordance with its terms; or (iii) the termination hereof by written agreement of the parties hereto.
     8. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing addressed to the respective party as set forth below and may be (i) personally served by hand delivery, (ii) sent by facsimile or telecopier, (iii) sent by overnight courier service (e.g., Federal Express), or (iv) sent by United States certified or registered mail, return receipt requested and postage prepaid, and shall be deemed given and effective: (a) if hand delivered, on the date of delivery; (b) if sent by facsimile or telecopier, on the date of transmission if before 5:00 p.m. (Eastern Standard Time) on a business day or on the first business day after the date of transmission if after 5:00 p.m. (Eastern Standard Time) or on a non-business day; (c) if by overnight courier service, on the first business day after delivery to such courier service; or (d) if by United States certified or registered mail, on the third business day after deposit in the United States mail.

(1) If to Purchaser:	c/o LaSalle Investment Management, Inc.
100 East Pratt Street, 20th Floor

Baltimore, Maryland 21202
Attn: Steve Bolen
Fax: 410-347-0660

with a copy to:	Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attn: Daniel J. Perlman, Esq.
Fax: 312-577-8662

(2) If to Seller:

with a copy to:

(3) If to Escrow Agent:	Chicago Title Insurance Company
19 East Fayette Street
Baltimore, MD 21202
Attn: Debra Lee
Fax: 410-837-5236
     All parties shall have the right from time to time to designate by written notice to all other parties any other address (or Fax number) or place where such notice, demand, or request be addressed or telecopied.
     9. Miscellaneous.
          a. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.
          b. This Agreement shall be construed and governed by the laws of the District of Columbia, and if any provision hereof shall be deemed illegal or unenforceable, said provision shall be severed here from and the remainder of this Agreement shall be enforced in accordance with the intentions of the parties as herein expressed.
          c. This Agreement may not be amended or altered except by an instrument in writing executed by all the parties hereto.
          d. This Agreement may be executed in facsimile counterparts, all of which taken together shall constitute one agreement.

          e. In the event of a conflict between the terms hereof and the terms of the Purchase Agreement, the Purchase Agreement shall govern.
     10. Escrow Fees. The parties hereto agree that Escrow Agent shall be entitled to compensation for its services rendered hereunder, in accordance with its regular schedule of fees. The fees shall be deducted from the Earnest Money Deposit at the time it is disbursed by Escrow Agent.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES APPEAR ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date and year first above written.

SELLER:

HANOVER LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company

By:	LaSalle Medical Office Fund, L.L.C., a Delaware limited liability company, its sole member

	By:	LaSalle Medical Office Investments, L.L.C., a Delaware limited liability company, its Managing Member

By:

Name:

Title:

[signatures continue on following page]

VERDUGO LASALLE MEDICAL OFFICE, L.L.C., a Delaware limited liability company

By:	LaSalle Medical Office Fund, L.L.C., a Delaware limited liability company, its sole member

	By:	LaSalle Medical Office Investments, L.L.C., a Delaware limited liability company, its Managing Member

By:

Name:

Title:

[signatures continued on following page]

PURCHASER:

[_______________________]

By:

Name:

Title:

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:

Name:

Title:

EXHIBIT K
Deed Restrictions

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EXHIBIT L
Parking Easement Estoppel
Estoppel Certificate
     A. Cogdell Spencer LP, a Delaware limited partnership, or its successor or assign (“Cogdell”) is contemplating buying the real property located in Glendale, California and known as 1808 and 1818 Verdugo Boulevard (the “Property”), as more particularly described on Exhibit A attached hereto and made a part hereof.
     B. The Property is subject to that certain Amended and Restated Parking and Easement Agreement dated as of June 4, 2004 (the “Parking Agreement”), recorded June 4, 2004 as Document No. 04-1433410 in the Los Angeles County, California Recorder’s Office (the “Official Records”).
     C. It is a condition to Cogdell’s willingness to acquire the Property that Verdugo Hills Hospital, a California nonprofit public benefit corporation (the “Hospital”) confirm that the Property is in complete compliance with the terms and provisions of the Parking Agreement.
CERTIFICATE
     NOW, THEREFORE, Hospital does hereby represent and warrant as follows:
     1. As of the date hereof, the Parking Agreement is in full force and effect and no amendments, modifications, supplements or other changes are currently in effect or anticipated.
     2. As of the date of this Certificate, all current assessments for the Property, including any special reimbursement or common assessments have been paid in full.
     3. The current annual assessment (or similar type of fee) applicable to the Property in connection with the Parking Agreement is $                                        . The Property is paid current though                                         , 200_.
     4. The Property is in compliance with, and not in default under, any and all requirements of the Parking Agreement, and no conditions exist that, with the passage of time, would cause the Property to cease to comply with the Parking Agreement.
     5. Verdugo LaSalle Medical Office, L.L.C., a Delaware limited liability company, as the current owner of the Property (“LaSalle”), is not in default under any of the terms of the Parking Agreement or any agreement between LaSalle and the Hospital relating to the Property, nor has any event occurred, which with the passage of time or the giving of notice or both, would constitute a default on the part of LaSalle or the Property or any agreement between LaSalle and the Hospital relating to the Property.
     6. The Hospital has no claims, counterclaims, defenses or setoffs against LaSalle under the Parking Agreement or otherwise.

     7. To the best of the undersigned’s knowledge, all permits and approvals required to operate the Property have been obtained and the Property has complied with all conditions and requirements of its approval at the time when it was originally constructed.
     8. The person executing this Certificate on behalf of the undersigned is authorized to execute and deliver this Certificate on behalf of the undersigned.
[Signature on following page]

     IN WITNESS WHEREOF, the undersigned has executed this document as of this                      day of March, 2006.

VERDUGO HILLS HOSPITAL, a California nonprofit public benefit corporation

By:

Name:

Title:

EXHIBIT M
Condominium Estoppel
ESTOPPEL CERTIFICATE

RE:	Declaration of Hanover Medical Park Condominium dated November 16, 1992, and recorded March 17, 1993, in the Clerk’s Office of the Circuit Court of the County of Hanover, Virginia (the “Clerk’s Office”), in Deed Book 969, at page 1, as amended by that certain: (i) Amendment to Declaration and Bylaws dated August 6, 1993, and recorded in the Clerk’s Office, in Deed Book 1016, at page 102, (ii) Second Amendment to Declaration and ByLaws of Hanover Medical Park Condominium dated September 9, 1994, and recorded in the Clerk’s Office, in Deed Book 1090, at page 196; Release dated November 9, 1994 and recorded November 10, 1994, in the Clerk’s Office, in Deed Book 1097, at page 170 (collectively, the “Declaration”)
Gentlemen:
The undersigned, HANOVER MEDICAL PARK CONDOMINIUM ASSOCIATION (the “Association”) is the Association referenced in the Declaration, which Declaration established a condominium for certain property located in Hanover County, Virginia, commonly known as 8220 Meadowbridge Road, Mechanicsville, Virginia, and more particularly described on Exhibit A attached hereto (the “Property”).                                          (“Purchaser”) intends to acquire the Unit (as defined in the Declaration) currently owned by Hanover LaSalle Medical Office, L.L.C., a Delaware limited liability company (“Owner”) located on the Property and has requested this estoppel letter in connection with such transaction and is therefore relying on its contents in connection with acquiring Owner’s Unit.
In connection therewith, the Association certifies, represents, and warrants that, except as otherwise stated:
     1. The Declaration remains in full force and effect.
     2. The Association has not received, nor has it sent to the Owner, any notice of default under the Declaration, any rules or regulations promulgated by the Association or the Articles of Incorporation or Bylaws of the Association, and, to the Association’s knowledge, no default exists, and no event has occurred which, with passage of time and/or giving of notice, would result in Owner or any other Unit owner being in default under the Declaration, any rules

M-1

or regulations promulgated by the Association or the Articles of Incorporation or Bylaws of the Association.
     3. The current amount of monthly assessment levied by the Association due from Owner is $                                        , which amount has been paid in full through                                         . There are no required payments, reimbursement or contributions of Owner under the Declaration which on this date are due or owing.
     4. As of this date no special assessments have been levied against the Property and no special assessments are contemplated.
     5. This letter may be relied upon, and shall inure to the benefit of the Owner, Purchaser, any lender of Purchaser and each of their respective successors and assigns, and all parties claiming through or under such persons or any such successors or assigns, and Association acknowledges that Purchaser is purchasing the Property in reliance on this certification.

Very truly yours,

Hanover Medical Park

Condominium Association

By:

Name:

Its:

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